Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

RAPT Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	1,422,540(3)	$19.42	$27,625,726.80	$92.70 per $1,000,000	$2,560.91

Fees Previously Paid

	Total Offering Amounts					$27,625,726.80		$2,560.91

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$2,560.91

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee, on the basis of $19.42 per share, which is the average of the high and low prices of the Registrant’s Common Stock, as reported on the Nasdaq Global Market on March 4, 2022.

(3)

Consists of (i) 1,182,204 additional shares of Common Stock that were automatically added to the shares reserved for future issuance in the 2019 Plan on January 1, 2022 pursuant to an “evergreen” provision contained in the 2019 Plan and (ii) 240,336 of Common Stock that were automatically added to the shares reserved for future issuance under the 2019 ESPP on January 1, 2022 pursuant to an “evergreen” provision contained in the 2019 ESPP.

(4)	The Registrant does not have any fee offsets.